EXECUTION VERSION

FINAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HEALTHCARE SERVICES GROUP, INC., HCSG, INC., HCSG MERGER, LLC,
SUMMIT SERVICES GROUP, INC., JOSEPH S. CUZZUPOLI, JOHN A. BULLOCK,
LAWRENCE G. FRENI, WELLFLEET CAPITAL PARTNERS, INC., AND NAVONE
INVESTMENTS, LLC

AND

THOMAS G. HIXON, S. KEITH PRITCHARD, AND P.H. BENJAMIN CHANG FOR
THE LIMITED PURPOSES SET FORTH HEREIN

DATED: SEPTEMBER 18, 2006

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EXHIBITS

EXHIBIT “A-1”	–	Escrow Agreement

EXHIBIT “A-2”	–	Waltham Lease Indemnification Agreement

EXHIBIT “B”	–	Allocation of Merger Consideration

EXHIBIT “D”	–	Form of HCSG Operating Agreement

EXHIBIT “E”	–	Form of Service Agreements

EXHIBIT “F”	–	Opinion of Bingham McCutchen LLP

EXHIBIT “G”		General Releases in Favor of Summit

EXHIBIT “H”	–	Certification by each Summit Shareholder Pursuant to the Foreign Investment Real Property Tax Act

EXHIBIT “I-1”	–	Employment Agreement of Joseph S. Cuzzupoli

EXHIBIT “I-2”	–	Employment Agreement of John A. Bullock

EXHIBIT “I-3”	–	Employment Agreement of Lawrence G. Freni

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SCHEDULES

SCHEDULE 4.1.1(a)	–	States in which Summit is Qualified

SCHEDULE 4.1.1(b)	–	Summit’s Capital Stock

SCHEDULE 4.1.1(c)	–	Summit’s Options, Warrants, Rights, Shareholder Agreements Or Other Investments

SCHEDULE 4.1.1(d)	–	Defaults or Violations of Articles of Organization or Bylaws

SCHEDULE 4.3	–	Officers, Directors, Bank Accounts, Safe Deposit Boxes, Authorized Personnel

SCHEDULE 4.5	–	Financial Statements

SCHEDULE 4.6	–	Summit Loan Obligations as of Closing Date

SCHEDULE 4.7.1	–	Leases

SCHEDULE 4.7.4	–	Assignment or Sublet of Lease Interests

SCHEDULE 4.8	–	Personal Property Exceptions

SCHEDULE 4.9	–	Service Agreements

SCHEDULE 4.10	–	Accounts Receivables, Set-Offs, Deductions or Defenses

SCHEDULE 4.11	–	Insurance

SCHEDULE 4.12	–	Unrecorded Liabilities

SCHEDULE 4.13.1(c)	–	Summit Loan Obligation Documentation

SCHEDULE 4.13.1(d)	–	Other Commitments

SCHEDULE 4.13.2	–	Defaults under Summit Agreements, List of Summit’s Agreements Which may be Terminated or not Renewed

SCHEDULE 4.14	–	Collective Bargaining Agreements and Other Employee Matters

SCHEDULE 4.15	–	Litigation

SCHEDULE 4.16	–	Conflicting Interests

SCHEDULE 4.18	–	Agreement Not in Breach of Other Instruments Affecting Summit; Governmental Consent

SCHEDULE 4.19.3	–	Tax Liabilities

SCHEDULE 4.19.5	–	Tax Returns of Summit for Taxable Years Ended December 27, 2003, December 25, 2004 and December 30, 2005

SCHEDULE 4.20	–	Absence of Certain Actions

SCHEDULE 4.25	–	Loans to Officers, Directors and Shareholders

SCHEDULE 5.1	–	Restrictions on Transfer

SCHEDULE 9.3.2	–	Summit Bonus Employees

SCHEDULE 11.5.2(a)	–	Allocation of Insider Shareholder Indemnification Limits

SCHEDULE 11.5.2(c)	–	Allocation of Hixon, Pritchard and Chang Indemnification Limits

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made this 18th day of September 2006, by and among HEALTHCARE SERVICES GROUP, INC., a Pennsylvania corporation (“Healthcare”); HCSG, INC., a Massachusetts corporation (“Merger Sub”); HCSG MERGER, LLC, a Massachusetts limited liability company (“HCSG”); SUMMIT SERVICES GROUP, INC., a Massachusetts corporation (“Summit”); JOSEPH S. CUZZUPOLI (“Cuzzupoli”), a resident of Massachusetts; JOHN A. BULLOCK (“Bullock”), a resident of Massachusetts; LAWRENCE G. FRENI (“Freni”), a resident of Massachusetts; WELLFLEET CAPITAL PARTNERS, INC., a Massachusetts corporation (“Wellfleet”); NAVONE INVESTMENTS, LLC, a Delaware limited liability company (“Navone”); THOMAS G. HIXON (“Hixon”), a resident of Mississippi; S. KEITH PRITCHARD (“Pritchard”), a resident of Colorado; and P. H. BENJAMIN CHANG (“Chang”), a resident of Massachusetts. Cuzzupoli, Bullock, and Freni are sometimes referred to in this Agreement individually as an “Insider Shareholder” and collectively as the “Insider Shareholders.” Cuzzupoli, Bullock, Freni, Wellfleet, and Navone are sometimes referred to in this Agreement individually as a “Summit Shareholder” and collectively as the “Summit Shareholders.”

BACKGROUND

A.  Healthcare and Summit are each in the business of providing housekeeping, laundry, and food services to long-term healthcare facilities.

B.  Merger Sub and HCSG are newly-formed, wholly-owned subsidiaries of Healthcare.

C.  All of the issued and outstanding shares of capital stock of Summit (collectively, the “Summit Shares”) are held of record and beneficially as follows:

Number and Kind of Shares
(i)	Cuzzupoli	115,552 – Common Stock
(ii)	Bullock	94,543 – Common Stock
(iii)	Freni	11,905 – Common Stock
(iv)	Wellfleet	8,000 – Common Stock
(v)	Navone	138,500 – Series A Convertible Preferred Stock

D.  Wellfleet and Navone are investors in Summit and are not actively involved in its management.

E.  Hixon and Pritchard are the controlling parties of Navone and Chang is the controlling party of Wellfleet, and, as such, each is executing this Agreement. Hixon, Pritchard, and Chang shall be bound only by the provisions of Sections 1, 6, 8, 9, 11, 12, 15, 16 and 17 of this Agreement.

F.  Healthcare desires to acquire Summit by (a) a merger (the “First Merger”) of Merger Sub with and into Summit, with Summit being the surviving entity, and (b) immediately after the consummation and effectiveness of the First Merger, a merger (the “Second Merger”) of Summit with and into HCSG, with HCSG being the surviving entity (the First Merger and the Second Merger are sometimes hereinafter collectively referred to as the “Merger”). The transaction is intended to qualify as a “single integrated transaction” qualifying as a reorganization under Internal Revenue Service Code Section 368(a)(1)(A) in accordance with Rev. Rul. 2001-46, 2001-42 IRB 421.

G.  Healthcare and Summit entered into a Confidentiality Agreement made as of June 28, 2006.

H.  The consideration to be paid by Healthcare to the Summit Shareholders in the Merger (the “Merger Consideration”) shall be Seventeen Million Two Hundred Thousand Dollars ($17,200,000) of which (i) Nine Million Four Hundred Fifty Nine Thousand Nine Hundred Eighty-Eight Dollars ($9,459,988) shall be payable in cash (the “Cash Merger Consideration”), and (ii) Seven Million Seven Hundred Forty Thousand and Twelve Dollars ($7,740,012) shall be payable by the issuance of shares (the “Stock Merger Consideration”) of Healthcare common stock, $.01 par value per share (the “Healthcare Common Stock”), valued at Twenty-One Dollars ($21.00) per share, subject to the provisions of Section 14.

I.  Immediately following the consummation of the Merger, Healthcare shall lend to Summit up to an aggregate amount of Three Hundred Thousand Dollars ($300,000) (the “Bonus Employees Loan”) which will be used to provide cash bonuses (collectively, the “Summit Bonuses”) to a limited number of key employees of Summit who are not shareholders of Summit and who will be selected by Mr. Cuzzupoli, the President of Summit and are listed on Schedule 9.3.2 (such key employees, the “Summit Bonus Employees”).

J.  An issue exists regarding whether Summit is liable for certain unpaid sales, use and/or gross receipts taxes owing to certain states (all of such unpaid sales taxes, together with all interest and penalties in connection therewith, the “Unpaid State Sales Taxes”). In order to ensure payment of all or a portion of the Unpaid State Sales Taxes, the Summit Shareholders have agreed that the sum of One Million Seven Hundred Sixty-Four Thousand Seventy-Seven Dollars ($1,764,077) shall be set aside and deducted from the Cash Merger Consideration (in the aggregate, the “Escrowed Cash Merger Consideration”) and held in escrow in accordance with the terms of the Settlement and Escrow Agreement attached hereto as Exhibit “A-1” (the “Escrow Agreement”).

K.  Summit is a party to a certain lease with 265 Winter Street LLC for office space located at 265 Winter Street, Waltham Massachusetts (the “Waltham Lease”). In connection therewith, Cuzzupoli has agreed to indemnify Healthcare and Summit for all liabilities arising under the Waltham Lease pursuant to the terms of the Waltham Lease Indemnification Agreement attached hereto as Exhibit “A-2” (the “Waltham Lease Indemnification Agreement”).

L.  The Merger Consideration shall be distributed to the Summit Shareholders in accordance with the schedule set forth on Exhibit “B” attached hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Incorporation of Background. The Background to this Agreement is incorporated into and made part of this Agreement.

2.  Merger.

2.1 The Merger. On the Closing Date (as defined in Section 9), Merger Sub shall be merged with and into Summit, and immediately thereafter, Summit shall be merged with and into HCSG. As a result of the First Merger, the separate corporate existence of Merger Sub shall cease and Summit shall continue as the surviving corporation of the First Merger (“First Survivor”), and as a result of the Second Merger, the separate corporate existence of Summit shall cease and HCSG shall continue as the surviving entity (“Second Survivor”).

2.2  Effective Time. Articles of Merger (the “Articles of Merger”) shall be duly executed by Merger Sub and Summit, and Articles of Merger and a Certificate of Merger (collectively, the “Second Merger Certificates”) shall be duly executed by Summit and HCSG, and on the Closing Date (as defined in Section 9.1), the Articles of Merger and the Second Merger Certificates (in that order) shall be respectively filed with the Secretary of State of the Commonwealth of Massachusetts. The date and time the Merger becomes effective under Massachusetts law is referred to in this Agreement as the “Effective Time.” The parties had agreed in principle on or before August 31, 2006 to substantially all of the material terms and conditions related to the economic and business aspects of the Merger.

2.3  Effect of the Merger. At the Effective Time, (a) the effect of the First Merger shall be as provided in this Agreement, the Articles of Merger, and the applicable provisions of the Massachusetts Business Corporation Law, and (b) the effect of the Second Merger shall be as provided in this Agreement, the Second Merger Certificates and the Massachusetts Business Corporation Law and the Massachusetts Limited Liability Company Act. Without limiting the generality of the foregoing, at the Effective Time, (i) with respect to the First Merger, all the property, rights, privileges, powers, and franchises of Summit and Merger Sub shall vest in First Survivor, and all debts, liabilities, and duties of Summit and Merger Sub shall become the debts, liabilities, and duties of First Survivor, and (ii) with respect to the Second Merger, all the property, rights, privileges, powers, and franchises of Summit and HCSG shall vest in Second Survivor, and all debts, liabilities, and duties of Summit and HCSG shall become the debts, liabilities, and duties of Second Survivor.

2.4  Constituent Documents. At the Effective Time, (a) the Summit Articles of Organization (as defined in Section 3.1(a)(ii)(B)) and Summit’s Bylaws as in effect immediately prior to the Effective Time, respectively, shall be the Articles of Organization and Bylaws of First Survivor, and (b) HCSG’s Operating Agreement as in effect immediately prior to the Effective Time and in the form of Exhibit “D” attached hereto, as amended by the Second Merger Certificates, shall be the operating agreement of Second Survivor (the “Operating Agreement”).

2.5  Directors and Officers. (a) With respect to the First Merger, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of First Survivor, each to hold office in accordance with the Articles of Organization and Bylaws of First Survivor, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Corporation, and (b) with respect to the Second Merger, the directors of HCSG immediately prior to the Effective Time shall be the directors of Second Survivor, each to hold office in accordance with the Operating Agreement, and the officers of HCSG immediately prior to the Effective Time shall be the officers of Second Survivor, each to hold office in accordance with the Operating Agreement.

3.  Conversion of Securities; Exchange of Certificates.

3.1  Conversion of Securities.

(a) At the Effective Time, by virtue of the First Merger and without any action on the part of Merger Sub, Summit, Healthcare or the Summit Shareholders:

(ii)  Conversion Generally.

(A)  The shares of Summit common stock, no par value per share (the “Summit Common Stock”) included in the Summit Shares which are issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the applicable Cash Merger Consideration and Stock Merger Consideration as described on Exhibit “B” attached hereto.

(B)  Notwithstanding anything to the contrary set forth in Summit’s Articles of Organization, as amended, in effect immediately prior to the Effective Time (the “Summit Articles of Organization”), or that certain Redemption Agreement, dated June 30, 2005, between Summit and Navone, the shares of Summit Series A Convertible Preferred Stock, no par value per share (the “Summit Preferred Stock”) included in the Summit Shares which are issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the applicable Cash Merger Consideration and Stock Merger Consideration as described on Exhibit “B” attached hereto.

At the Effective Time, all shares of capital stock of Summit shall no longer be outstanding and shall automatically cease to exist and each certificate previously representing any such shares shall thereafter represent only the right to receive the applicable portion of the Merger Consideration.

(iii)  Cancellation of Certain Shares. Each share of Summit capital stock held, immediately prior to the Effective Time, by Summit, Healthcare, or Merger Sub, shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(iv)  Capital Stock of Merger Sub. At the Effective Time, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the First Merger and without further action on the part of Healthcare, as the sole stockholder of Merger Sub, be converted into and become one share of common stock of First Survivor (and such share of First Survivor into which the shares of Merger Sub capital stock are so converted shall be the only share of First Survivor’s capital stock that is issued and outstanding immediately after the Effective Time). The certificate evidencing ownership of shares of Merger Sub capital stock will evidence ownership of such share of common stock of First Survivor.

(b) At the Effective Time, by virtue of the Second Merger and without any action on the part of Summit, HCSG or Healthcare, each share of capital stock of First Survivor that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Second Merger and without further action on the part of Healthcare, as the then sole stockholder of First Survivor, be converted into and become one unit of membership interest of Second Survivor. The certificate evidencing ownership of shares of First Survivor capital stock will evidence ownership of such unit of membership interest of Second Survivor.

3.2  Exchange of Certificates.

(a)  Exchange Procedures.

(i) At the Effective Time, with respect to the First Merger, Healthcare will deliver to each Summit Shareholder his or its applicable portion of the Stock Merger Consideration.

(ii) Each Summit Share issued and outstanding immediately prior to the Effective Time shall be deemed at all times from and after the Effective Time to represent only the right to receive the Merger Consideration into which each such Summit share is converted in the First Merger in accordance with Section 3.1(a). No interest shall be paid or accrue on any Merger Consideration.

(b) Cash Payment. At the Effective Time, Healthcare shall pay to each Summit Shareholder his or its applicable portion of the Cash Merger Consideration, and deduct therefrom and deposit with Freni and Richard Hudson, a representative of Healthcare (“Hudson”), as the escrow agents (the “Escrow Agents”) under the Escrow Agreement, the applicable portions of the Escrowed Cash Merger Consideration to be held in escrow pursuant to the Escrow Agreement, all in accordance with the schedule set forth on Exhibit “B” attached hereto.

(c) Further Rights in Summit Shares. Subject to the rights of the Summit Shareholders under Section 14, all Merger Consideration issued and paid upon conversion of the Summit Shares in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Summit Shares.

3.3 Share Transfer Books. At the Effective Time, the share transfer books of Summit shall be closed and, thereafter, there shall be no further registration of transfers of shares of Summit Common Stock and Summit Preferred Stock theretofore outstanding on the records of Summit. From and after the Effective Time, the holders of certificates representing Summit Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Summit Shares, except as otherwise provided in this Agreement or by applicable laws.

4. Representations and Warranties of Insider Shareholders with Respect to Summit. As a material inducement to Healthcare to enter into this Agreement and to consummate the Merger, each Insider Shareholder, severally and not jointly, makes the following representations and warranties to Healthcare:

4.1 Corporate Status, Outstanding Stock.

4.1.1 Corporate Status and Outstanding Stock. Summit is a corporation duly organized, validly existing, and in good corporate standing under the laws of the Commonwealth of Massachusetts, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign corporation in the jurisdictions in which the failure to be so qualified would have a material adverse effect on the business, assets, condition (financial or otherwise), or operations of Summit, which states in which Summit is so qualified are specified in Schedule 4.1.1.(a). Summit has an authorized capital consisting of (a) Five Hundred Thousand (500,000) shares of Summit Common Stock, and (b) One Hundred Fifty Thousand (150,000) shares of Summit Preferred Stock, the issued and outstanding shares of which are as described in Section C of the Background to this Agreement. All of the issued and outstanding shares of Summit Common Stock and Summit Preferred Stock are validly issued, fully paid, and non-assessable. Except as described on Schedule 4.1.1.(b), there are no shares of Summit’s capital stock held in its treasury. Except as described on Schedule 4.1.1.(c), there are no options, warrants, rights, shareholder agreements, or other instruments or agreements outstanding giving any person or entity the right to acquire any shares of capital stock of Summit, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements, or other instruments or agreements. There are no outstanding stock appreciation rights or similar rights measured with respect to Summit’s capital stock nor are there any instruments or agreements giving anyone the right to acquire any such rights. The minute books and stock records of Summit are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct, and complete copies of Summit’s minute books and stock records, including the Summit Articles of Organization and By-Laws and all amendments to both, have been delivered to Healthcare. Except as described on Schedule 4.1.1.(d), Summit is not in default under or in violation of any provision of the Summit Articles of Organization or its By-Laws.

4.2. Due Authorization and Validity of Agreement. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on behalf of Summit. This Agreement constitutes the valid and binding obligation of Summit and the Insider Shareholders enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.

4.3. Officers, Directors, Bank Accounts, etc. Schedule 4.3 discloses all directors and officers of Summit; all bank accounts and safe deposit boxes of Summit; and all persons authorized to sign checks drawn on such accounts and have access to such safe deposit boxes.

4.4. Subsidiaries and Joint Ventures. There is no corporation or other entity in which Summit owns, directly or indirectly, a controlling interest or a majority of the outstanding shares or other equity interest issued by such corporation or entity, nor does Summit own any other capital stock, security, partnership interest, or other interest of any kind, either direct or indirect, in any corporation, partnership, joint venture, association, or other entity.

4.5. Financial Statements. The balance sheets of Summit as of December 27, 2003, December 25, 2004, and December 31, 2005, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended (collectively the “Year-End Financial Statements”), and the balance sheet of Summit as of June 30, 2006, and the related statements of operations, stockholders’ equity, and cash flow for the six-months then ended (the “June 30, 2006 Financial Statements”), copies of all of which are attached as Schedule 4.5., were prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), except, in the case of the June 30, 2006 Financial Statements, for the absence of footnotes and year-end adjustments. The Year-End Financial Statements were audited by BDO Seidman, LLP, certified public accountants, whose reports are included with such financial statements. The June 30, 2006 Financial Statements are true and correct in all material respects and fairly present the financial condition and results of operation of Summit as of June 30, 2006 and for the six months then ended.

4.6 Summit Loans. Summit has a working capital loan and an equipment loan (the “Siemens Debt”) from Siemens Capital, the aggregate outstanding balance of which as of June 30, 2006 was Six Million Six Hundred Forty Thousand Two Hundred Sixty-Six Dollars ($6,640,266). Summit also has a loan from Hixon (the “Hixon Debt”), the outstanding balance of which as of June 30, 2006 was One Hundred Fifty One Thousand Four Hundred Seventy Dollars ($151,470). The Siemens Debt and the Hixon Debt, together with all amounts owing by Summit to Boston Private Bank & Trust Company under that certain letter agreement dated May 31, 2006, are hereinafter collectively referred to as the “Summit Loan Obligations.” The aggregate amounts of the respective Summit Loan Obligations outstanding as of the Closing Date are set forth on Schedule 4.6.

4.7 Leases.

4.7.1. Summit has no interest in any real estate, except for those leases disclosed on Schedule 4.7.1 (the “Leases”).

4.7.2. Schedule 4.7.1 includes a description of all Leases, including for each its date, the name of the landlord (and owner if different than the landlord), the name of the lessee and any sublessee, the location and use of the property, the monthly base rental payment, any scheduled or formula increases in base rent, the lease expiration date, and all options to renew;

4.7.3. Summit has delivered to Healthcare true and complete copies of all Leases, all amendments and supplements thereto, and all such non-disturbance agreements relating thereto;

4.7.4. except as disclosed on Schedule 4.7.4, Summit has not assigned any Lease or any interest therein or subleased any portion of the properties subject to any Lease;

4.7.5. each Lease is in full force and effect;

4.7.6 Summit is not, and, to the actual knowledge of the Insider Shareholders, each landlord under any Lease is not in default under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a default by Summit or, to the actual knowledge of the Insider Shareholders, any landlord under any Lease; and

4.7.7 neither the execution or performance of this Agreement, nor the consummation of any of the transactions contemplated herein, will result in a breach of or constitute a default under any of the Leases.

4.8 Personal Property.

4.8.1. Except as disclosed on Schedule 4.8, (i) to the actual knowledge of the Insider Shareholders, Summit has good, valid, and marketable title to all tangible personal property reflected on the June 30, 2006 Financial Statements and to all other personal property owned by it, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, licenses to third parties, encumbrances, and claims of every kind or character, and (ii) all equipment, furniture and fixtures, and other tangible personal property of Summit is in good operating condition and repair, reasonable wear and tear excepted, and except as aforesaid, does not require any repairs other than normal routine maintenance to maintain such property in good operating condition and repair.

4.8.2. The name “Summit Services Group” (the “Mark”) is the only trademark which is used by Summit in the operation of its business. No claim has been asserted against Summit involving any conflict or claim of conflict of the Mark with the marks of others or asserting any rights in the Mark. The Insider Shareholders have no actual knowledge of any basis for any such claim of conflict. To the actual knowledge of the Insider Shareholders, Summit is the sole and exclusive owner of the Mark and has the sole and exclusive right to use the Mark. Within the past five (5) years, Summit has not done business under, and has not been known by, any name other than the Mark.

4.9 Service Agreements. There are listed on Schedule 4.9:

(a) the service agreements under which Summit furnished its services as of June 30, 2006 (“Service Agreements”);

(b) the controlling entity/management company of the Facility;

(c) the address of each Facility to which services are furnished; and

(d) the currently agreed to monthly billing amount.

Each Service Agreement is in substantially the form attached hereto as Exhibit “E”, and no material changes to the form have been made to any Service Agreement.

4.10. Accounts Receivable. Each of the accounts receivable included in the June 30, 2006 Financial Statements constitutes a valid claim in the full amount thereof and was acquired in the ordinary course of business. No account debtor has any valid set-off, deduction, or defense with respect thereto, except as set forth on Schedule 4.10, and no account debtor has asserted any such set-off, deduction, or defense against any single invoice that has been billed to it for an amount in excess of One Thousand Dollars ($1,000.00). The reserve for doubtful accounts reflected on the June 30, 2006 Financial Statements has been properly determined in accordance with GAAP applied on a basis consistent with prior periods.

4.11. Insurance. Summit maintains insurance policies bearing the numbers, for the terms, with the companies, in the amounts, having the named insureds, providing the general coverage, and with the premiums disclosed on Schedule 4.11. All of such policies are in full force and effect. Summit is not in default of any provision thereof and all premiums due with respect to such policies have been paid. Summit has not received notice from any issuer of any policy issued to it of the insurer’s intention to cancel or refusal to renew any such policy issued by such insurer. True, correct, and complete copies of all such policies have been delivered to Healthcare.

4.12 No Unrecorded Liabilities. As of June 30, 2006, Summit has recorded all material liabilities required to be recorded under GAAP applied on a basis consistent with prior periods, and has no material liabilities except as and to the extent listed in the June 30, 2006 Financial Statements, disclosed in Schedule 4.12, or as incurred since June 30, 2006 in the ordinary course of business.

4.13. Service Agreements, Leases, and Other Commitments.

4.13.1. Summit is not a party to or bound by any material written, oral, or implied contract, agreement, lease, power of attorney, guaranty, surety arrangement, or other commitment, including but not limited to any contract or agreement for the purchase or sale of merchandise, equipment, or for the rendition of services, except for the following (which are hereinafter collectively called the “Summit Agreements”):

4.13.1 (a) Service Agreements described on Schedule 4.9 which are in effect effect as of the date of this Agreement;

4.13.1 (b) Leases described on Schedule 4.7.1;

4.13.1 (c) Agreements, documents, and instruments with respect to the Summit Loan Obligations listed on Schedule 4.13.1(c); and

4.13.1 (d) other commitments involving a maximum possible liability or obligation per agreement on the part of Summit of more than Twenty Thousand Dollars ($20,000.00), and such other equipment leases, automobile leases and other contracts and agreements (collectively, the “Other Agreements”), all as described on Schedule 4.13.1(d).

True, correct, and complete copies of all of the Leases and Other Agreements (including all amendments thereto), have been delivered to Healthcare. Healthcare has been given full access to all of the Service Agreements.

4.13.2 Full Force and Effect. All of the Summit Agreements are in full force and effect and are valid, binding, and enforceable against the respective parties thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. Except as disclosed on Schedule 4.13.2, Summit and, to the actual knowledge of the Insider Shareholders, all other parties to all of the Summit Agreements, have performed all material obligations required to be performed to date under the Summit Agreements, and neither Summit nor, to the actual knowledge of the Insider Shareholders, any such other party is materially in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Except as disclosed on Schedule 4.13.2, the execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by Summit, does not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of, any obligation of Summit under any Summit Agreement. Except as specifically disclosed on Schedule 4.13.2, the Insider Shareholders have not been advised by any party to a Summit Agreement of its intention to terminate or materially amend any Summit Agreement or, if Summit intends to request a renewal of same, of any intention to refuse to renew the same upon expiration of its term.

4.13.3. There are no outstanding written and oral guaranties made by Summit, which, if accepted, would or could impose any debts, obligations, or liabilities upon Summit.

4.14. Collective Bargaining Agreements and Other Employee Matters. Except as disclosed on Schedule 4.14, Summit:

4.14.1. is not a party to any collective bargaining agreement;

4.14.2. is not a party to any written or oral employment agreement, consulting agreement, or agreement to receive personal services, other than oral agreements at will or which are terminable on not more than thirty (30) days prior notice;

4.14.3. does not maintain any pension and/or retirement plan for any of its employees;

4.14.4. has not engaged in any transaction prohibited by any law relating to employees or employment relationships; and

4.14.5 is not in arrears or default in payment of any obligation with respect to wages, fringe benefits, bonuses, overtime, sick pay, severance pay, improper discharge, vacation pay, time off, insurance premiums, or any other amounts due to employees or due to any plan or arrangement for the benefit of employees, and all amounts required to be accrued for such purposes as of June 30, 2006 under GAAP have been reflected as accruals on the June 30, 2006 Financial Statements.

4.15. Litigation.  Except as disclosed on Schedule 4.15, Summit is not a party to or, to the actual knowledge of the Insider Shareholders, threatened, with any suit, action, arbitration, or administrative or other proceeding, either at law or in equity, or governmental investigation, by or before any court, governmental department, commission, board, agency or instrumentality, domestic or foreign. To the actual knowledge of the Insider Shareholders, there is no basis for any suit, action, arbitration, or administrative or other proceeding against Summit which would, individually or in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or operations of Summit. There is no judgment, decree, award, or order outstanding against Summit. Summit is not contemplating the institution by it of any suit, action, arbitration, administrative, or other proceeding.

4.16. Conflicting Interests. Except as disclosed on Schedule 4.16, no director, officer, or employee of Summit and no Summit Shareholder or relative or affiliate of any of the foregoing (a) has any pecuniary interest in any supplier or customer of Summit or in any other business enterprise with which Summit conducts business or with which Summit is in competition; (b) is indebted to Summit for money borrowed; (c) is a party to any transaction or agreement with Summit (apart from such person’s status as an employee or stockholder as such); or (d) has any business or other interest in conflict with the interests of Summit.

4.17. Compliance with Law and Regulations.  Summit is in compliance in all material respects, and has at all times during the past five (5) years complied in all material respects, with all requirements of law, federal, state, and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it. Without limiting the foregoing, Summit has obtained and now holds all material licenses, permits, certificates, and authorizations needed or required for the current conduct of its business and the use of its properties and the premises occupied by it. Summit has properly filed all material reports and other documents required to be filed with any federal, state, local, and foreign government or subdivision or agency thereof. Summit has not received notice from any federal, state, or local authority or any insurance or inspection body that any of its properties, facilities, equipment, or business procedures or practices fail to comply with any applicable law, ordinance, regulation, building, or zoning law, or requirement of any public authority or body. Summit has never received any notice from any governmental authority or third party of any liability or condition that could lead to exclusion from the Medicare, Medicaid, or similar government programs.

4.18. Agreement Not in Breach of Other Instruments Affecting Summit; Governmental Consents.  Except as disclosed on Schedule 4.18., the execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by Summit: (a) will not, with or without the giving of notice, the lapse of time, or both, result in the imposition of any lien, security interest, or encumbrance on any asset of Summit or in the breach of any of the terms and provisions of, or result in a termination, impairment, or modification of, or constitute a material default under, or conflict with, or cause any acceleration of any obligation of Summit under, or permit any other party to modify or terminate, any agreement, indenture, or other instrument by which Summit is bound, or any of the Summit Articles of Organization or Bylaws, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation, (b) do not require the consent of any governmental authority or other person, and (c) will not result in any material limitation or restriction of any right of Summit.

4.19. Tax Matters.

4.19.1. “Taxes” shall mean any tax (whether income, excise, customs, sales or use, value added, ad valorem, real or personal property, license, transfer, employment, social security or any other kind of tax or payment in lieu of tax no matter how denominated), or any assessment, levy, impost, withholding, or other governmental charge in the nature of a tax, and shall include all additions to tax, interest, penalties, and fines with respect thereto; and “Returns” shall mean all reports, estimates, information statements, and returns of any nature, including amended versions of any of the foregoing, relating to or required to be filed in connection with any Taxes pursuant to the statutes or regulations of any federal, state, local, or foreign government taxing authority.

4.19.2. Summit has filed all Returns that are required to be filed by it on or prior to the date of this Agreement. All such Returns are true, correct, and complete in all material respects as of their respective filing dates. All Taxes for which Summit is liable and that are due in respect of periods on or prior to the date of this Agreement (including, without limitation, Taxes shown to be due on all filed Returns) have been paid and all Taxes that are required to be withheld or collected by Summit in respect of periods on or prior to the date of this Agreement have been duly withheld and collected and, to the extent required, have been paid to the appropriate governmental authority or properly deposited as required by applicable law, rule or regulation.

4.19.3 Except as disclosed on Schedule 4.19.3, no taxing authority has asserted or, to the actual knowledge of the Insider Shareholders, threatened to assert, any adjustment, deficiency, or assessment for any Taxes against Summit, and no basis exists for any such adjustment, deficiency, or assessment. There is no audit or investigation pending or, to the actual knowledge of the Insider Shareholders, threatened, by any taxing authority with respect to any liability for Taxes of Summit.

4.19.4. There are no currently outstanding requests made by Summit for tax rulings, determinations, or information that could affect the Taxes of Summit payable in respect of periods on or prior to the date of this Agreement.

4.19.5. Schedule 4.19.5 contains a list of all Returns filed with respect to Summit for taxable years ended on December 27, 2003, December 25, 2004, and December 31, 2005. Summit has delivered to Healthcare complete and accurate copies of all such Returns.

4.19.6. Summit has not been obligated to deduct and withhold Taxes under Section 1441 of the Internal Revenue Code (the “Code”).

4.19.7. Except for and in respect of the Summit Bonuses, Summit is not a party to any agreement or arrangement that would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

4.19.8. Summit has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

4.20. Absence of Certain Actions. Except as set forth on Schedule 4.20, since June 30, 2006, Summit:

4.20.1. has not taken any action outside of the ordinary and usual course of business;

4.20.2. has not increased its Summit Loan Obligations;

4.20.3.  has not become contingently liable for any obligation or liability of others;

4.20.4. has paid all of its material debts and obligations as they became due;

4.20.5. has not incurred any material debt, liability, or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business;

4.20.6. has not waived any right of material value;

4.20.7. has used its reasonable commercial efforts to preserve its business organization intact, to keep available the services of its employees, and to preserve its relationships with its customers, suppliers, and others with whom it deals;

4.20.8. has not lost the services of any regional manager, vice president, or executive officer;

4.20.9. has not been cancelled from any Service Agreement that was in effect as of June 30, 2006; and

4.20.10. has not purchased or redeemed any shares of its capital stock, or transferred, distributed or paid, directly or indirectly, any money or other property or assets to any stockholder or to any other person, other than payment of liabilities included in the June 30, 2006 Financial Statements on or after the scheduled maturity or due date thereof, payment of compensation to shareholders and/or officers for services actually rendered at rates not in excess of the rates as reflected in the June 30, 2006 Financial Statements, and payments in the ordinary course of business for goods and services in arm’s length transactions.

4.21. No Material Adverse Change. Since June 30, 2006, there has not been any material adverse change in the financial condition, business, or affairs of Summit or any material physical damage or loss to any of Summit’s properties or assets or to the premises occupied by Summit (whether or not such damage or loss is covered by insurance).

4.22. Environmental Matters.

4.22.1. Summit has complied in all material respects with all applicable legal requirements of any nature concerning the protection of human health, safety, or the environment, including, without limitation, requirements concerning discharges to the air, soil, surface water, or ground water and concerning the generation, storage, treatment, disposal, or remediation of any waste (collectively, “Environmental Law”), and for dealing with, storage, treatment, and disposal of “hazardous substances,” “pollutants,” “contaminants,” or similarly described materials, as those terms are defined under any Environmental Law.

4.22.2. Summit owns no property that contains hazardous substances, pollutants, or contaminants as defined under any Environmental Law, polychlorinated biphenyls, asbestos, radon exceeding the action level established by the Environmental Protection Agency, urea formaldehyde foam insulation, or hazardous substance storage tanks.

4.22.3. Summit has never received any notice from any governmental authority or third party of any liability or condition that could give rise to a liability or an obligation on the part of Summit to take remedial action or file reports under any Environmental Law.

4.23. No Broker or Finder. None of Summit or the Insider Shareholders has incurred any obligation, contingent or otherwise, to a broker, finder, agent, or other intermediary for introducing the parties in connection with or otherwise procuring this Agreement or the transactions contemplated hereby.

4.24. Statements and Other Documents Not Misleading. Neither this Agreement, including all Schedules and Exhibits hereto, nor any other document, agreement or other instrument furnished by Summit or the Summit Shareholders to Healthcare at the Closing in connection with the transactions contemplated hereby, contains any untrue statement of any material fact or omits to state any material fact necessary to be stated in order to make any statement contained therein not misleading. There is no fact actually known to Summit or to any Insider Shareholder which materially adversely affects Summit’s business, financial condition, or affairs or any of its properties or assets which has not been set forth in this Agreement, including the Schedules and Exhibits hereto, or in the other documents furnished to Healthcare at the Closing in connection with the transactions contemplated hereby.

4.25. Loans to Officers, Directors, and Shareholders. Except as disclosed on Schedule 4.25, immediately prior to the Closing, no officer, director, or shareholder of Summit was indebted to Summit.

4.26. Unpaid State Sales Taxes and Waltham Lease. Notwithstanding anything to the contrary set forth in this Section 4 or elsewhere in this Agreement, the Insider Shareholders expressly disclaim and disavow any effect on the accuracy and completeness of the representations and warranties set forth in this Section 4, including, without limitation, Sections 4.5, 4.12, 4.19, 4.20 and 4.21, which may be caused by the existence of the Unpaid State Sales Taxes or the obligations and liabilities of Summit under and in respect of the Waltham Lease (the “Waltham Lease Obligations”), and all of such representations and warranties shall be read and construed without regard to any such effect thereon caused thereby. The agreement of the parties with respect to the Unpaid State Sales Taxes is solely covered by the terms of the Escrow Agreement, and with respect to the Waltham Lease Obligations is solely covered by the Waltham Lease Indemnification Agreement, which agreements contain rights in favor and for the benefit of Healthcare (and Summit) which shall be the sole and exclusive remedies of Healthcare (and Summit) with respect thereto; it being expressly agreed that Healthcare shall have no right to bring any claim for any breach of the representations and warranties set forth in this Section 4 on account of or in any way relating to the Unpaid State Sales Taxes or the Waltham Lease Obligations.

5. Further Representations and Warranties of the Summit Shareholders. As a material inducement to Healthcare to enter into this Agreement and to consummate the Merger, each Summit Shareholder, severally and not jointly, only as to himself or itself, as the case may be, makes the following representations and warranties to Healthcare:

5.1.  Ownership of Capital Stock of Summit. Each Summit Shareholder owns the number of shares of Summit Common Stock or Summit Preferred Stock, as the case may be, set forth opposite such Summit Shareholder’s name in Section C of the Background to this Agreement. Except as disclosed on Schedule 5.1, each Summit Shareholder has good, marketable, and unencumbered title to such shares, free and clear of all liens, security interests, pledges, claims, options, and rights of others.

5.2. Authorization; Valid and Binding Agreement. This Agreement and the other documents and agreements to be executed and delivered by each Summit Shareholder in connection herewith have been, in the case of any Summit Shareholder which is an entity, duly authorized by all necessary corporate or other action and have been or will be when executed and delivered at or prior to the Closing, duly executed and delivered by each Summit Shareholder and constitute, or will constitute when executed and delivered, the legal, valid, and binding obligations of each Summit Shareholder, enforceable against him or it in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. No approval of any governmental body or governmental agency or other third party is required for any Summit Shareholder to consummate the transactions contemplated hereby.

5.3. Agreement Not in Breach of Other Instruments Affecting the Summit Shareholders. The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by each Summit Shareholder do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, any agreement or other instrument (including, without limitation, the Summit Articles of Organization and Bylaws) by which such Summit Shareholder is bound, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any law, rule or regulation applicable to such Summit Shareholder.

5.4. Shareholders’ Vote. Each Summit Shareholder has voted his or its Summit Shares in favor of the Merger.

5.5. No Broker or Finder. No Summit Shareholder has incurred any obligation, contingent or otherwise, to a broker, finder, agent, or other intermediary for introducing the parties in connection with or otherwise procuring this Agreement or the transactions contemplated hereby.

6.  Representations and Warranties of Hixon, Pritchard, and Chang.

6.1.  Valid and Binding Agreement. Hixon, Pritchard, and Chang each represents and warrants severally, with respect to himself only, that he has duly executed this Agreement and that this Agreement constitutes his valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity whether considered in a proceeding at law or in equity.

7.  Representations and Warranties of Healthcare. As a material inducement to Summit, the Summit Shareholders and Hixon, Pritchard and Chang to enter into this Agreement and to consummate the Merger, Healthcare makes the following representations and warranties to Summit, the Summit Shareholders, Hixon, Pritchard and Chang:

7.1.  Corporate Status and Authority; Outstanding Stock. Healthcare is a corporation duly organized, validly existing, and in corporate good standing under the laws of the Commonwealth of Pennsylvania, and has the corporate power to consummate the Merger as contemplated hereunder. The authorized capital stock of Healthcare consists of Thirty Million (30,000,000) shares of Healthcare Common Stock. As of June 30, 2006, Twenty Eight Million Eight Hundred Sixty-Six Thousand (28,866,000) shares were issued and outstanding. The execution, delivery, and performance of this Agreement and the other documents and agreements to be executed and delivered by Healthcare in connection herewith have been duly authorized by all necessary corporate action on the part of Healthcare. This Agreement constitutes, and all such other documents and agreements to be executed and delivered by Healthcare will constitute, when so executed and delivered, the valid and binding obligations of Healthcare, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. No approval of any governmental body or governmental agency or other third party is required for Healthcare to consummate the transaction contemplated hereby.

7.2.  Status of Healthcare Stock. The shares of Healthcare Common Stock included in the Stock Merger Consideration to be issued pursuant to the terms of this Agreement will be duly authorized, validly issued and outstanding, fully paid, and non-assessable.

7.3.  Agreement Not in Breach of Other Instruments Affecting Healthcare. The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof, by Healthcare, do not and will not, with or without the giving of notice, the lapse of time or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with or cause any acceleration of any obligation of Healthcare under, or permit any other party to modify or terminate, any agreement, indenture or other instrument by which Healthcare is bound, or any of Healthcare’s Articles of Incorporation or Bylaws, any judgment, decree, order or award of any court, governmental body or arbitrator, or any applicable law, rule or regulation.

7.4.  Financial Statements. The financial statements of Healthcare as of December 31, 2005, and the fiscal year then ended, audited by Grant Thornton, LLP have been prepared in conformity with GAAP. Since December 31, 2005, there has been no material adverse change in the consolidated financial condition of Healthcare and its subsidiaries.

7.5.  Healthcare’s SEC Filings. Healthcare’s Report on Form 10-K for the year ended December 31, 2005, and Reports on Form 10-Q filed during calendar year 2006, are true, correct and complete in all material respects and do not contain a misstatement of a material fact or fail to state a material fact required to be stated therein or necessary to make the statements made therein not misleading as of the dates such filings were made. Healthcare has filed all documents required to be filed by it with the SEC, each of which when so filed was true, correct and complete in all material respects.

7.6.  No Broker or Finder; Purchase for Investment. Healthcare has not incurred any obligation, contingent or otherwise, to a broker, finder, agent or other intermediary for introducing the parties in connection with or otherwise procuring this Agreement or the transactions contemplated hereby.

7.7.  No Material Adverse Change. Since June 30, 2006, there has not been any material adverse change in the financial condition, business, or affairs of Healthcare.

7.8.  Statements and Other Documents Not Misleading. Neither this Agreement, including all Schedules and Exhibits hereto, nor any other document, agreement or other instrument furnished by Healthcare to one or more of the Summit Shareholders at the Closing in connection with the transactions contemplated hereby, contains any untrue statement of any material fact or omits to state any material fact necessary to be stated in order to make any statement contained therein not misleading. There is no fact actually known to Healthcare which materially adversely affects Healthcare’s business, financial condition, or affairs or any of its properties or assets which has not been set forth in this Agreement, including the Schedules and Exhibits hereto, or in the other documents furnished to the Summit Shareholders at the Closing in connection with the transactions contemplated hereby.

8.  Continuation and Survival of Representations and Warranties. All representations and warranties contained herein shall survive the Closing Date for a period of one (1) year, except that the representations and warranties set forth in Sections 5 and 7.2 shall survive until the expiration of the applicable statute of limitations. Each representation and warranty contained herein is independent of all other representations and warranties contained herein (whether or not covering an identical or a related subject matter) and must be viewed independently and separately. Exceptions or qualifications to any representations or warranties contained herein shall not be construed as exceptions or qualifications to any other warranty or representation. No representation or warranty contained herein shall be deemed to be waived, affected or impaired by any investigation made by or knowledge of any party to this Agreement.

9. Closing.

9.1.  Closing Date. The closing of the transactions provided for in this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement (the “Closing Date”), and shall be deemed effective as of the Effective Time. The parties had agreed in principle on or before August 31, 2006 to substantially all of the material terms and conditions related to the economic and business aspects of the Merger.

9.2. Deliveries by the Summit Shareholders at Closing. At the Closing, the Summit Shareholders will deliver or cause to be delivered to Healthcare the following:

9.2.1.  certificates for the Summit Shareholders’ Shares, endorsed by the Summit Shareholders in blank, or with stock transfer powers executed by the Summit Shareholders in blank attached, with all required transfer tax stamps, if any, affixed;

9.2.2.  the Certificate of the Clerk of Summit, dated the Closing Date, that all necessary corporate action by the Summit Board of Directors and Summit Shareholders has been taken to authorize the consummation by Summit of the transactions provided for herein;

9.2.3.  the signed resignations of all directors of Summit dated and effective as of the Closing Date;

9.2.4.  the stock books and records, corporate minute books of Summit (containing the originals of all minutes and resolutions ever adopted or consented to or agreed to by the Summit Shareholders, directors, or any committee of directors of Summit), and the corporate seals of Summit;

9.2.5.  the favorable legal opinion of Bingham McCutchen LLP, counsel for the Summit Shareholders and Summit, respectively, dated the Closing Date, in substantially the form set forth in Exhibit “F” attached hereto.

9.2.6.  a legal existence and corporate good standing certificate for Summit, and a certified copy of the Summit Articles of Organization and all amendments thereto, issued by the Secretary of State of the Commonwealth of Massachusetts and dated as of a date within five (5) days prior to the Closing Date;

9.2.7.  general releases in favor of Summit executed by each Summit Shareholder and by each Summit Director (to the extent not a Summit Shareholder) in the form attached as Exhibit “G” releasing Summit from all liability to such person.

9.2.8.  certification by each Summit Shareholder pursuant to the Foreign Investment Real Property Tax Act, in the form attached hereto as Exhibit “H”;

9.2.9.  the employment agreements in the form of Exhibits “I-1,” “I-2,” and “I-3” executed by Summit and by each of Cuzzupoli, Bullock, and Freni;

9.2.10.  the Escrow Agreement duly executed and delivered by the Summit Shareholders;

9.2.11.  satisfactory evidence that all indebtedness owing to Summit by any director, officer, employee, or Summit Shareholder has been paid in full on or prior to the Closing Date (other than indebtedness owing to Summit by Maggie Kagas and Edward Dearborn as disclosed on Schedule 4.16); and

9.2.12.  the Waltham Lease Indemnification Agreement, duly executed and delivered by Cuzzupoli.

9.3.  Deliveries by Healthcare at Closing. At the Closing, Healthcare will deliver or cause to be delivered to (or for the benefit of) the Summit Shareholders the following:

9.3.1.  the Cash Merger Consideration (less the Escrowed Cash Merger Consideration) by wire transfer instructions furnished by the Summit Shareholders, and stock certificates evidencing the Stock Merger Consideration;

9.3.2.  the Bonus Employees Loan to Summit to be used by Summit to pay the Summit Bonuses to the Summit Bonus Employees as described in Section I of the Background and as listed on Schedule 9.3.2.; provided that if a Summit Bonus Employee does not execute and deliver the a Release of Rights in form and substance reasonably satisfactory to Healthcare, the Bonus Employees Loan shall be reduced by the amount of the Summit Bonus which would have been paid to such employee (it being agreed, however, that if, following the Closing Date, a Summit Bonus Employee so executes and delivers such a Release of Rights, such employee will at such time receive the Summit Bonus);

9.3.3.  payment and discharge in full of all of the Summit Loan Obligations;

9.3.4.  a legal existence and corporate good standing certificate for Healthcare issued by the Secretary of State of the Commonwealth of Pennsylvania, and a copy of Healthcare’s Articles of Incorporation and all amendments thereto certified by the Secretary of Healthcare;

9.3.5. the Certificate of the Secretary of Healthcare, dated the Closing Date, that all necessary corporate action by the Board of Directors of Healthcare has been taken to authorize the consummation by Healthcare of the transactions provided for herein;

9.3.6.  the Escrow Agreement duly executed and delivered by Healthcare and Hudson;

9.3.7.  the delivery of the Escrowed Cash Merger Consideration to the Escrow Agents pursuant to the terms of the Escrow Agreement; and

9.3.8.  stamped or certified copies of the Articles of Merger and Second Merger Certificates from the Secretary of State of the Commonwealth of Massachusetts evidencing the effectiveness of the First Merger and the Second Merger, respectively, under the Massachusetts Business Corporation Law and the Massachusetts Limited Liability Company Act, as applicable.

10.  Additional Tax Matters.

10.1.  Filing of Tax Returns; Payment of Taxes.

10.1.1.  Following the Closing, Healthcare shall control the preparation and filing of all Returns required to be filed by Summit after the Closing Date (taking all valid extensions into account). All Returns relating to Summit for tax periods beginning on or prior to the Closing Date shall be prepared in a manner consistent with past Summit practice unless otherwise required by applicable law. Healthcare shall provide the Summit Shareholders with copies of all completed Returns relating to Summit which it prepares for Tax periods beginning on or prior to the Closing Date, including in respect of Summit’s 2006 fiscal year, at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers and other records and information, for the Summit Shareholders’ review and approval. The Summit Shareholders and Healthcare shall attempt in good faith to resolve any disagreements regarding any such Returns prior to the due date for filing. In the event that the Summit Shareholders and Healthcare are unable to so resolve any dispute with respect to any such Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 10.4, which resolution shall be binding on the parties (except to the extent such dispute gives rise to a claim for indemnification under Section 11, in which case such Section 11 shall remain applicable).

10.1.2.  Following the Closing, Healthcare shall cause to be timely filed all Returns required to be filed by Summit relating to any tax period on or prior to the Closing Date, and pay or cause to be paid all Taxes shown to be due thereon.

10.2.  Tax Audits. If notice of any legal proceeding with respect to Taxes of Summit (a “Tax Claim”) shall be received by any party(ies) hereto for which another party(ies) may reasonably be expected to be liable pursuant to Section 11, the notified party(ies) shall promptly notify such other party(ies) who may be so liable in writing of such Tax Claim, and thereupon the proceedings relating to such Tax Claim shall be governed by the applicable provisions of Section 12.

10.3.  General Cooperation on Tax Matters. Healthcare and Summit, on the one hand, and the Summit Shareholders, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party(ies), in connection with the filing of Returns and any audit, litigation or other proceeding with respect to Taxes or that otherwise may be subject to an indemnity under this Section 11, including any Tax Claims. Such cooperation shall include Healthcare’s prompt provision to the Summit Shareholders of copies of such supporting workpapers and other records and information as they may reasonably request in connection with their review of the draft Returns provided by Healthcare to the Summit Shareholders under Section 10.1.1. Such cooperation shall also include the retention and (upon the other party(ies)’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any proceeding. Healthcare agrees, and Healthcare agrees to cause Summit, (a) to retain all books and records with respect to Tax matters relating to Summit for any taxable period beginning on or before the Closing Date until the expiration of the applicable Tax statute of limitations for the applicable taxable period, and to abide by all record retention agreements entered into with any Taxing authority, and (b) to give the other party(ies) reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party(ies) so requests, to allow the other party(ies) to take possession of such books and records.

10.4.  Disputes. Any dispute as to any matter covered under this Section 10, other than a matter relating to or giving rise to a claim for indemnification under Section 11, shall be resolved by an independent accounting firm mutually acceptable to the Summit Shareholders and Healthcare. The fees and expenses of such accounting firm shall be borne equally by the Summit Shareholders, on the one hand, and Healthcare, on the other hand. If any dispute with respect to a Return is not resolved prior to the due date of such Return, such Return shall be filed in the manner which the party(ies) responsible for preparing such Return deems correct, but the rights and obligations of the parties hereto under this Section  10 with respect thereto shall be adjusted as necessary to and shall conform with the resolution of the dispute by the independent accounting firm relating thereto.

10.5.  Unpaid State Sales Taxes. The provisions of this Section 10 shall not apply to the issue relating to the Unpaid State Sales Taxes disclosed in Section J of the Background to this Agreement. The resolution of that issue shall be governed solely and exclusively by the terms of the Escrow Agreement.

10.6. Tax Treatment of Merger. Each party hereto agrees to file all Federal and state income tax returns, and to report the Merger and the transactions contemplated herein for all tax reporting and filing purposes, in a manner wholly consistent with the provisions set forth in Section F of the Background to this Agreement, and to take no position for Federal or state tax purposes inconsistent therewith.

11. Indemnification.

11.1. By the Insider Shareholders. Subject to the limitations set forth in Section 11.5, the Insider Shareholders severally agree to indemnify and hold harmless Healthcare and its officers, directors, successors and assigns, from, against and in respect of any and all losses, damages, actions, suits, proceedings, demands, assessments and judgments, and any and all reasonable attorneys’ fees, costs and expenses incident to any of the foregoing (all of the foregoing collectively, “Losses”), arising or resulting from:

(a) any breach of any representation or warranty set forth in Section 4 or any non-fulfillment of any covenant or agreement on the part of the Insider Shareholder Indemnitors or any of them contained in this Agreement (excluding the covenants and agreements set forth in Section 16); and

(b) any error contained in any certificate or other document or instrument delivered by the Insider Shareholders to Healthcare pursuant to this Agreement.

11.2  .By the Summit Shareholders. Subject to the limitations set forth in Section 11.5 and in addition to the indemnification obligations of the Insider Shareholders set forth in Section 11.1, the Summit Shareholders severally agree to indemnify and hold harmless Healthcare and its officers, directors, successors and assigns from, against and in respect of any and all Losses arising or resulting from:

(a) any breach of any representation and warranty set forth in Section 5 or any non-fulfillment of any covenant or agreement on the part of the Summit Shareholders or any of them contained in this Agreement (including the covenants and agreements set forth in Section 16); and

(b)any error contained in any certificate or other document or instrument delivered by the Summit Shareholders to Healthcare pursuant to this Agreement.

11.3  By Hixon, Pritchard and Chang. Subject to the limitations set forth in Section 11.5, Hixon, Pritchard, and Chang severally agree to indemnify and hold harmless Healthcare and its officers, directors, successors and assigns from, against and in respect of any and all Losses arising or resulting from any breach of any representation or warranty set forth in Section 6 or any non-fulfillment of any covenant or agreement on the part of Hixon, Pritchard, or Chang set forth in Section 16.

11.4  By Healthcare. Subject to the limitations set forth in Section 11.5, Healthcare agrees to indemnify and hold harmless the Summit Shareholders, Hixon, Pritchard, and Chang and their respective shareholders, members, managers, officers, directors, successors and assigns from, against and in respect of any and all Losses arising or resulting from:

(a)any breach of any representation and warranty set forth in Section 7 or any non-fulfillment of any covenant or agreement on the part of Healthcare contained in this Agreement (excluding the indemnification obligations of Healthcare contained in Section 14.3 which are separately covered thereunder); and
(b)any error contained in any certificate or other document or instrument delivered by Healthcare to the Summit Shareholders, Hixon, Pritchard or Chang pursuant to this Agreement.

11.5. Limitations on Indemnification.

11.5.1 No party from whom indemnification is sought hereunder (an “Indemnifying Party”) shall be required to indemnify any other party seeking such indemnification hereunder (an “Indemnified Party”) except to the extent that the aggregate amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Section 11 exceeds $250,000 (the “Indemnification Threshold”), whereupon the Indemnified Party shall be entitled to be paid the excess of the aggregate amount of all such Losses over the Indemnification Threshold (irrespective of whether the Losses aggregating the Indemnification Threshold relate to any Losses in excess of the Indemnification Threshold), subject to the limitations on the maximum amount of recovery set forth in Section 11.5.2. By way of example, if there is a single Loss suffered by Healthcare of $100,000 and another single Loss suffered by Healthcare of $150,000, the amount of any Loss in excess of the aggregate amount of those two Losses suffered by Healthcare shall be paid to Healthcare by the applicable Indemnifying Party(ies). Notwithstanding the foregoing, the Indemnification Threshold shall not apply to any Losses suffered by the Summit Shareholders arising from any breach by Healthcare of its obligations under Section 14, which Losses shall be indemnifiable in full by Healthcare.

11.5.2. The aggregate amount of Losses, in excess of the Indemnification Threshold (to the extent applicable), payable by the Indemnifying Parties under this Section 11 shall be limited as follows:

(a) The aggregate amount of Losses payable by the Insider Shareholders to Healthcare pursuant to Section 11.1 shall be capped, with respect to each Insider Shareholder, at such Insider Shareholder’s respective portion of Three Million Dollars ($3,000,000), which pro rata portions shall be as set forth on Schedule 11.5.2.(a); provided, however, that such pro rata portions of each such Insider Shareholder’s liability under this Section 11.5.2(a) shall be reduced by the amount of any Losses payable by such Insider Shareholder as a “Summit Shareholder” under Section 11.5.2(b).

(b) The aggregate amount of Losses payable by the Summit Shareholders to Healthcare pursuant to Section 11.2 shall be capped, with respect to each Summit Shareholder, at the respective portion of the Purchase Price payable to each such Summit Shareholder in accordance with the allocation set forth in Exhibit “B” attached hereto; provided, however, that such respective portions of each such Summit Shareholder’s liability under this Section 11.5.2(b) shall be reduced by the amount of any Losses payable by such Summit Shareholder as an “Insider Shareholder” (to the extent applicable) under Section 11.5.2(a). No Summit Shareholder shall be liable in any way to Healthcare on account of any other Summit Shareholder’s liability to Healthcare under Section 11.2, including on account of any breach of any covenant or agreement set forth in Section 16.

(c) The aggregate amount of Losses payable by Hixon, Pritchard and Chang to Healthcare pursuant to Section 11.3 shall be capped, with respect to each such person, at the respective pro rata amounts set forth on Schedule 11.5.2(c). None of Hixon, Pritchard and Chang shall be liable in any way to Healthcare on account of the liability of either or both of the other named persons to Healthcare under Section 11.3.

(d) The aggregate amount of Losses payable by Healthcare to the Summit Shareholders, Hixon, Pritchard, and Chang pursuant to Section 11.4 shall be capped at the aggregate amount of the Stock Merger Consideration.

(e) For the avoidance of doubt, in the event that a single claim is brought (or separate claims are brought) by Healthcare under this Section 11 against Wellfleet and Chang, on the one hand, or Navone, Hixon and/or Pritchard, on the other hand, arising from the same claim or same set of circumstances giving rise to such claim, the liability of Wellfleet and Chang, on the one hand, or Navone, Hixon and/or Pritchard, on the other hand, shall not be additive but shall be limited to the single largest amount under Section 11.5.2.(b) or (c), as the case may be. By way of example, if Healthcare brings a claim for indemnification under Section 11 against both Wellfleet and Chang asserting a violation of a restrictive covenant under Section 16, the amount to which Healthcare will be entitled to recover if successful will be capped at the portion of the Merger Consideration payable to Wellfleet in accordance with Exhibit “B” attached hereto (which amount is also the same amount allocable to Chang on Schedule 11.5.2(c)); if, on the other hand, Healthcare brings a claim for indemnification under Section 11 against both Navone and Pritchard asserting a violation of a restrictive covenant under Section 16, the amount to which Healthcare will be entitled to recover if successful will be capped at the portion of the purchase price payable to Navone in accordance with Exhibit “B” attached hereto (which amount is greater than the amount allocable to Pritchard on Schedule 11.5.2(c)).

11.5.3. No Indemnifying Party shall be liable for any Losses pursuant to this Section 11 unless a written claim for indemnification in accordance with Section 11.6 is given by the Indemnified Party to the Indemnifying Party with respect thereto within one (1) year after the Closing, except that this time limitation shall not apply to (a) any Losses related to or arising directly or indirectly out of any claim for indemnification made by Healthcare under (i) Section 11.2 with respect to any breach of any representation or warranty made by the Summit Shareholders in Section 5, or (ii) Sections 11.2 or 11.3 with respect to any breach by the Summit Shareholders, Hixon, Pritchard or Chang of the covenants and agreements under Section 16, as to which in each such case a written claim for indemnification in accordance with Section 11.6 is given by Healthcare to the applicable Indemnifying Party with respect thereto within the applicable statute of limitations, and (b) any Losses related to or arising directly or indirectly out of any claims for indemnification made by the Summit Shareholders under Section 14.3, as to which a written claim for indemnification in accordance with Section 11.6 is given by the applicable Summit Shareholders to Healthcare with respect thereto within the applicable statute of limitations.

11.5.4. Healthcare acknowledges that it has been afforded the opportunity to conduct a full due diligence investigation of Summit. Accordingly, Healthcare shall have no right to bring any claim for indemnification against the Insider Shareholders or the Summit Shareholders arising from or relating to any matter that was actually known to Healthcare as of the Closing Date.

11.5.5. All Losses shall be determined, and any indemnification in respect of Losses shall be made, net of any tax benefits actually realized by the Indemnified Party by reason of the matter giving rise to such Losses.

11.6. Procedures for Indemnification Claims.

11.6.1. In the event that any claim shall be asserted against any Indemnified Party which, if sustained, would result in such Indemnified Party suffering a Loss, such Indemnified Party shall, within fifteen (15) days after learning of such claim, notify the applicable Indemnifying Party(ies) of the existence, nature and amount of such claim and shall extend to the applicable Indemnifying Party(ies) a reasonable opportunity to defend against such claim at the Indemnifying Party(ies)’ sole expense and through legal counsel satisfactory to the Indemnified Party, such satisfaction not to be withheld or delayed unreasonably; provided, that the Indemnifying Party(ies) proceed in good faith, expeditiously and diligently. No effort to recover the amount of the Losses related to such claim shall be made by an Indemnified Party while such defense is still being made until the earlier of (a) the resolution of said claim by the applicable Indemnifying Party(ies) with the claimant, or (b) the termination of the defense by the applicable Indemnifying Party(ies) against such claim or the failure of the Indemnifying Party(ies) to prosecute such defense in good faith in an expeditious and diligent manner. Any Indemnified Party shall, at its option and sole expense, have the right to participate in any defense undertaken by any applicable Indemnifying Party(ies) with legal counsel of its own selection. No settlement or compromise of any claim which may result in a Loss may be made by the Indemnifying Party(ies) without the prior written consent of the Indemnified Party unless, prior to such settlement or compromise, the Indemnifying Party(ies) acknowledge in writing their obligation to pay in full the amount of the settlement or compromise and all associated expenses and the Indemnified Party is furnished with security reasonably satisfactory to the Indemnified Party that the applicable Indemnifying Party(ies) will in fact pay such amount and expenses.

11.6.2. Any Indemnified Party and Indemnifying Party(ies) may agree in writing, at any time, as to the existence and amount of a claim and the resulting Loss attributable thereto and, upon the execution of such agreement, such claim and Loss shall be deemed established.

11.7. Payment of Losses. Any Indemnifying Party(ies) shall pay in cash the amount of each established Loss to the Indemnified Party within ten (10) days after the final establishment and resolution thereof.

11.8. Remedy Exclusive. Subject to the provisions of Sections 10 and 16, and except for Losses resulting from a party’s fraud, gross negligence, or wilfull misconduct, the remedies of the parties under this Section 11 shall be the exclusive remedies for and in respect of all breaches of this Agreement.

11.9.  Unpaid State Sales Taxes and Waltham Lease. Notwithstanding anything to the contrary set forth in this Section 11 or elsewhere in this Agreement, this Section 11 shall not apply to, and Healthcare shall not have any right to bring any claim for indemnification with respect to, the Unpaid State Sales Taxes or the Waltham Lease Obligations. The agreement of the parties with respect to the Unpaid State Sales Taxes is solely covered by the terms of the Escrow Agreement, and with respect to the Waltham Lease Obligations is solely covered by the Waltham Lease Indemnification Agreement, which agreements contain rights in favor and for the benefit of Healthcare (and Summit) which shall be the sole and exclusive remedies of Healthcare (and Summit) with respect thereto.

12. Confidentiality; Publicity. The parties acknowledge that the transaction contemplated by this Agreement is of a confidential nature. Healthcare is a publicly-held company and will make the appropriate disclosures after this Agreement is executed. The Summit Shareholders, Hixon, Pritchard, and Chang shall not make any disclosures about the transactions contemplated hereby until after Healthcare makes its initial disclosures regarding same.

13. Securities Laws Compliance Procedures.

13.1.  Knowledge Respecting Healthcare. Each Summit Shareholder represents and warrants that (a) such Summit Shareholder understands that the shares of Healthcare Common Stock included in the Stock Merger Consideration have not been registered under the 1933 Act nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon their representations contained herein; (b) such Summit Shareholder is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act; (c) such Summit Shareholder is a sophisticated investor with knowledge and experience in business and financial matters, knows, or has had the opportunity to acquire, all information concerning the business, affairs, financial condition and prospects of Healthcare which such Summit Shareholder deems relevant to make a fully informed decision regarding the consummation of the transactions contemplated hereby and is able to bear the economic risk and lack of liquidity inherent in holding such Summit Shareholders’ respective shares of Healthcare Common Stock included in the Stock Merger Consideration; (d) such Summit Shareholder has been supplied with the information necessary to obtain from the Internet copies of all Forms 10-K, 10-Q and 8-K, and all proxy statements, filed by Healthcare during calendar years 2005 and 2006; (e) such Summit Shareholder has been afforded an opportunity to ask questions of, and receive answers from, representatives of Healthcare concerning the business and operations of Healthcare, and all other matters deemed relevant to such Summit Shareholder; and (f) such Summit Shareholder has had an opportunity to evaluate all information regarding Healthcare as such Summit Shareholder has deemed necessary or desirable in connection with the transactions contemplated by this Agreement, has independently evaluated the transactions contemplated by this Agreement and has reached such Summit Shareholder’s own decision to enter into this Agreement. Without limiting the foregoing, each Summit Shareholder understands and acknowledges that neither Healthcare nor anyone acting on its behalf has made any representations or warranties other than those contained herein respecting Healthcare or the future conduct of Healthcare’s business or of Summit’s business, and no Summit Shareholder has relied upon any representations or warranties other than those contained herein in the belief that they were made on behalf of Healthcare.

13.2.  Status of Shares to be Issued. Each Summit Shareholder represents, warrants, agrees, acknowledges, and confirms that such Summit Shareholder has been advised and understands as follows:

13.2.1.  Such Summit Shareholder is acquiring the shares of Healthcare Common Stock included in the Stock Merger Consideration to be issued to such Summit Shareholder for such Summit Shareholder’s own account and without a view to any distribution or resale thereof, other than a distribution or resale which, in the opinion of counsel for such Summit Shareholder (which opinion shall be satisfactory in form and substance to Healthcare), may be made without violating the registration provisions of the Securities Act of 1933, as amended (the “1933 Act”) or any applicable blue sky laws. Such Summit Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the shares of Healthcare Common Stock included in the Stock Merger Consideration acquired by such Summit Shareholder, subject to the provisions of Section 14. Such Summit Shareholder has no contract, undertaking, agreement or arrangement to sell or transfer, or grant any participation, with respect to any shares of Healthcare Common Stock included in the Merger Consideration to be acquired by such Summit Shareholder. Such Summit Shareholder acknowledges that unless and until the shares of Healthcare Common Stock included in the Stock Merger Consideration are registered pursuant to Section 14, such shares of Healthcare Common Stock are “restricted securities” within the meaning of Rule 144 under the 1933 Act and have not been registered under the 1933 Act or any state securities laws and must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available.

13.2.2.  At the Closing, there shall be endorsed on the certificates evidencing the shares of Healthcare Common Stock included in the Stock Merger Consideration delivered at Closing a legend substantially similar to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND ARE “RESTRICTED SECURITIES” AS DEFINED BY RULE 144 UNDER THE 1933 ACT. THE SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT REGISTERING THE SHARES UNDER THE 1933 ACT AND THE SECURITIES LAWS OF ANY STATE REQUIRING SUCH REGISTRATION, OR IN LIEU THEREOF, AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE ISSUER OF THE SHARES, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACTS.

13.2.3. Except under certain limited circumstances, the above restrictions on the transfer of the shares of Healthcare Common Stock included in the Stock Merger Consideration will also apply to any and all shares of capital stock or other securities of Healthcare issued or otherwise acquired with respect to such shares, including, without limitation, shares and securities issued or acquired as a result of any stock dividend, stock split or exchange or any distribution of shares or securities pursuant to any corporate reorganization, reclassification or similar event of Healthcare.

13.2.4.  Healthcare and its transfer agent may refuse to effect a transfer of any of the shares of Healthcare Common Stock included in the Stock Merger Consideration by the Summit Shareholders or any of their successors, personal representatives or assigns in violation of the provisions of this Section 13.

14. Registration of Healthcare Shares.

14.1. Healthcare agrees that by October 8, 2006, Healthcare will file, at is sole cost and expense, a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) which seeks to register for resale all of the shares of Healthcare Common Stock included in the Stock Merger Consideration acquired by the Summit Shareholders at the Closing (all such shares of Healthcare Common Stock, for purposes of this Section 14, the “Registrable Securities”). Healthcare will use its best efforts to cause the Registration Statement to comply in all material respects with all requirements of the 1933 Act and the Commission and to become effective as soon as commercially practicable and remain continuously effective thereafter until the earlier of (a) the date all of the Registrable Securities covered by the Registration Statement have been sold, or (b) two (2) years following the date the Registration Statement is declared effective by the Commission (the “Effectiveness Period”). Healthcare shall prepare and file with the Commission such amendments to the Registration Statement and supplements to the prospectus contained therein (as may be amended or supplemented from time to time, the “Prospectus”) as may be necessary to keep the Registration Statement effective and the Registration Statement and Prospectus accurate and complete during such period that the Registration Statement is required to remain effective as aforesaid. In addition, Healthcare will use its best efforts to register or qualify, at its sole cost and expense, the resale of the Registrable Securities under such state securities or blue sky laws of such jurisdictions as the Summit Shareholders may reasonably request, to keep each such registration or qualification effective during the period the Registration Statement is required to be kept effective by Healthcare as provided above, and to do any and all other acts which may be reasonably necessary or advisable to enable the Summit Shareholders to consummate the disposition of Registrable Securities in such states. Notwithstanding anything to the contrary set forth in this Agreement, including this Section 14, in the event that (i) the Registration Statement is not filed by October 8, 2006, or (ii) the Commission does not declare the Registration Statement effective by January 31, 2007, then in either such case each Summit Shareholder shall have the absolute and unrestricted right at any time during the 30-day period after, (A) in the case of clause (i) above, October 8, 2006, and (B) in the case of clause (ii) above, January 31, 2007, upon in either such case not less than ten (10) days’ prior written notice to Healthcare (any such written notice, a “Stock Tender Notice”), to tender all or any portion of his or its Registrable Securities to Healthcare in exchange for a cash payment equal to the number of such Registrable Securities so tendered multiplied by Twenty-One Dollars ($21.00) per share (the “Per Share Tender Price”); it being agreed that the number of Registrable Securities to be so redeemed and the Per Share Tender Price shall be equitably adjusted in the event of any stock splits, stock dividends, combinations, recapitalizations, reorganizations or other similar events affecting the Healthcare Common Stock. After its receipt of any Stock Tender Notice, Healthcare shall pay in full by wire transfer to the applicable Summit Shareholder furnishing such notice any cash payment required hereunder on the tenth (10th) day following the date of the applicable Stock Tender Notice.

14.2. In connection with the obligations of Healthcare to file the Registration Statement under Section 14.1, Healthcare agrees during the Effectiveness Period to:

(a) upon request, furnish to each Summit Shareholder such number of copies of the Registration Statement and Prospectus, and each amendment and supplement thereto, and such other documents as each Summit Shareholder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by each Summit Shareholder, and in connection herewith, Healthcare consents to the use of the Prospectus by each Summit Shareholder in connection with the offering and sale of the Registrable Securities;

(b) notify the Summit Shareholders in writing of the happening of any event as a result of which the Prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any Summit Shareholder, promptly prepare (and, when completed, furnish written notice to each Summit Shareholder of same) a supplement or amendment to the Prospectus so that, as thereafter delivered to any purchasers of the Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided, that upon any such notification by Healthcare, each Summit Shareholder will not offer or sell any Registrable Securities until Healthcare has notified each Summit Shareholder that Healthcare has prepared a supplement or amendment to the Prospectus and delivered copies thereof to each Summit Shareholder;

(c) cause all Registrable Securities to be listed, prior to the date of the first sale of any Registrable Securities pursuant to the Registration Statement, on each securities exchange on which the Healthcare Common Stock is listed;

(d) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of the Prospectus or suspending the qualification of any Registrable Securities for sale in any jurisdiction, Healthcare will use its best efforts to promptly obtain the withdrawal of any such order; and
(e) obtain, at the time the Commission is to declare the Registration Statement effective, an opinion or opinions, reasonably acceptable to the Summit Shareholders in form and substance, from securities counsel to Healthcare.

14.3. Healthcare will indemnify and hold harmless each Summit Shareholder from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus or other document incident to any registration, qualification or compliance or any omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Healthcare of any rule or regulation promulgated under the 1933 Act applicable to Healthcare and relating to any action or inaction required of Healthcare in connection with any such registration, qualification or compliance; provided, however, that Healthcare will not be liable in any such case if and to the extent that any such Loss arises out of or is based on any untrue statement or omission based upon written information furnished to Healthcare in any instrument duly executed by a Summit Shareholder and stated to be specifically or use in the Registration Statement or Prospectus. Notwithstanding anything to the contrary set forth in Section 11 or this Section 14.3, the limitations on indemnification under Section 11.5 shall not apply to any claim for indemnification under this Section 14.3, but the procedures applicable to indemnification claims under Section 11.6 shall apply thereto and be followed.

15.  Further Assurances. Each party to this Agreement agrees to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements and tax returns, subject to the provisions of Section 10.

16.  Restrictive Covenants.

16.1. Covenant Not To Compete.

(a) With respect to Cuzzupoli and Bullock, for a period of the longer of (i) six (6) years following the Closing Date, and (ii) six (6) years after his employment with Summit or with Healthcare has been terminated, for any reason, he will not, either solely or jointly with, or as manager or agent for, any person, corporation, trust, joint venture, partnership, or other business entity, directly or indirectly, carry on or be engaged or interested in (whether as employee, sole proprietor, partner, consultant, or owner (other than as a passive investor owning less than five percent (5%) of the publicly traded equity securities of any company)) any housekeeping, laundry, linen, and/or food services business which is conducted on a contract basis, in any form whatsoever, which services healthcare institutions within the continental United States.

(b) With respect to Freni, for a period of the longer of (i) three (3) years following the Closing Date, and (ii) three (3) years after his employment with Summit or with Healthcare has been terminated, for any reason, he will not, either solely or jointly with, or as manager or agent for, any person, corporation, trust, joint venture, partnership, or other business entity, directly or indirectly, carry on or be engaged or interested in (whether as employee, sole proprietor, partner, consultant, or owner (other than as a passive investor owning less than five percent (5%) of the publicly traded equity securities of any company)) any housekeeping, laundry, linen, and/or food services business which is conducted on a contract basis, in any form whatsoever, which services health care institutions within the continental United States.

(c) With respect to Chang, Wellfleet, Navone, Hixon, and Pritchard, for a period of six (6) years following the Closing Date, he/it will not, either solely or jointly with, or as manager or agent for, any person, corporation, trust, joint venture, partnership, or other business entity, directly or indirectly, carry on or be engaged or interested in (whether as employee, sole proprietor, partner, consultant, or owner (other than as a passive investor owning less than five percent (5%) of the publicly traded equity securities of any company)) any housekeeping, laundry, linen, and/or food services business which is conducted on a contract basis, in any form whatsoever, which services health care institutions within the continental United States.

16.2. Covenant Not To Solicit Clients Or Accounts.

(a) With respect to Cuzzupoli and Bullock, for a period of the longer of (i) six (6) years following the Closing Date, and (ii) six (6) years after his employment with Summit or with Healthcare has been terminated, for any reason, he will not, either solely or jointly with, or as manager or agent for, any person, corporation, trust, joint venture, partnership, or other business entity, directly or indirectly, solicit or accept any housekeeping, laundry, linen, and/or food services business which is conducted on a contract basis from any clients or accounts that were clients or accounts (or legal successors to clients or accounts) of Summit or Healthcare within eighteen (18) months prior to his separation from Summit or Healthcare.

(b) With respect to Freni, for a period of the longer of (i) three (3) years following the Closing Date, and (ii) three (3) years after his employment with Summit or with Healthcare has been terminated, for any reason, he will not, either solely or jointly with, or as manager or agent for, any person, corporation, trust, joint venture, partnership, or other business entity, directly or indirectly, solicit or accept any housekeeping, laundry, linen, and/or food services business which is conducted on a contract basis from any clients or accounts that were clients or accounts (or legal successors to clients or accounts) of Summit or Healthcare within eighteen (18) months prior to his separation from Summit or Healthcare.

(c) With respect to Chang, Wellfleet, Navone, Hixon, and Pritchard, for a period of six (6) years following the Closing Date, he/it will not, either solely or jointly with, or as manager or agent for, any person, corporation, trust, joint venture, partnership, or other business entity, directly or indirectly, solicit or accept any housekeeping, laundry, linen, and/or food services business which is conducted on a contract basis from any clients or accounts that were clients or accounts (or legal successors to clients or accounts) of Summit or Healthcare within eighteen (18) months prior to Closing.

16.3.  Covenant Not To Solicit Or Hire Employees.

(a) With respect to Cuzzupoli and Bullock, for a period of the longer of (i) six (6) years following the Closing Date, and (ii) six (6) years after his employment with Summit or with Healthcare has been terminated, for any reason, he will not, directly or indirectly, solicit for employment, hire, or offer employment to, or otherwise aid or assist any person or entity other than Summit or Healthcare, in soliciting for employment, hiring, or offering employment to, any employee of Summit or Healthcare, or former employee of Summit or Healthcare who was employed by Summit or Healthcare within six (6) months before the cessation of his employment.

(b) With respect to Freni, for a period of the longer of (i) three (3) years following the Closing Date, and (ii) three (3) years after his employment with Summit or with Healthcare has been terminated, for any reason, he will not, directly or indirectly, solicit for employment, hire, or offer employment to, or otherwise aid or assist any person or entity other than Summit or Healthcare, in soliciting for employment, hiring, or offering employment to, any employee of Summit or Healthcare, or former employee of Summit or Healthcare who was employed by Summit or Healthcare within six (6) months before the cessation of his employment.

(c) With respect to Chang, Wellfleet, Navone, Hixon, and Pritchard, for a period of six (6) years following the Closing Date, he/it will not, directly or indirectly, solicit for employment, hire, or offer employment to, or otherwise aid or assist any person or entity other than Summit or Healthcare, in soliciting for employment, hiring, or offering employment to, any employee of Summit or Healthcare, or former employee of Summit or Healthcare who was employed by Summit or Healthcare within six (6) months prior to the Closing Date.

16.4.  Covenant Not To Use Or Disclose Confidential Information. The Summit Shareholders, Chang, Hixon, and Pritchard shall not at any time use for his or its personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity, any Confidential Information of Summit or Healthcare. “Confidential Information,” as used in the preceding sentence, means any information regarding Summit’s or Healthcare’s business methods, business policies, procedures, techniques, research, or development projects or results; historical or projected financial information, budgets, trade secrets or other knowledge or processes of or developed by Summit or Healthcare, any names, addresses, and specialized requirements of clients or accounts or any such data on or relating to past, present, or prospective clients or accounts of Summit or Healthcare; or any other confidential information relating to or dealing with the business, operations, or activities of Summit or Healthcare, excepting in each case information otherwise lawfully known generally by, or readily accessible to, the trade or the general public.

16.5. Remedies for Breach. Each Summit Shareholder, Chang, Hixon, and Pritchard acknowledges that the restrictions contained in this Section 16 are reasonable and necessary in order to protect Healthcare’s legitimate interests and that any violation thereof would result in irreparable injury to Healthcare. Each Summit Shareholder, Chang, Hixon, and Pritchard therefore acknowledges and agrees that, in the event of any violation thereof, Healthcare shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Healthcare may be entitled. Each subsection in this Section 16 is separable from every other, and constitutes a separate and distinct covenant. If any provision, paragraph, or subsection of this Section 16 is determined to be unenforceable because it is excessively broad as to time, duration, geographical scope, activity, or subject, the parties agree that the applicable court shall have the power to limit and reduce the offending portion(s) and/or to delete such specific words or phrases which such court shall deem necessary to permit enforcement of the covenants in this Section 16 to the maximum extent compatible with the applicable law as it then appears.

16.6. Extension of Restriction. In the event of any breach or violation of any of the restrictions contained in this Section 16, the time period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

17. Miscellaneous.

17.1. Resolution of Disputes.

(a) If there is a dispute between or among the parties arising under or related to this Agreement, each party agrees that any legal proceeding

(i) instituted by Healthcare, Merger Sub, HCSG, and/or Summit may be instituted only in the Court of Common Pleas of Bucks County, Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania and,

(ii) instituted by the Summit Shareholders, Hixon, Pritchard, and/or Chang may be instituted only in the State Courts sitting in Suffolk County, Boston, Massachusetts or in the United States District Court for the District of Massachusetts sitting in Boston, Massachusetts.

Each party irrevocably consents to the jurisdiction and venue of each of such courts and agrees that the service of any applicable complaint or other process may be made as provided in the applicable Rules of Court or as provided in Section 17.2 of this Agreement.

(b) If any party hereto incurs costs or expenses as a result of any dispute arising under or related to this Agreement, including legal fees or costs, the prevailing party in that dispute shall be paid, upon demand, and from time-to-time, by the non-prevailing party, all of those costs and expenses (i.e., losing party pays).

17.2. Notices. All notices and other communications given in connection with this Agreement shall be in writing and shall be deemed to have been duly made if delivered in person, or deposited with a same day or overnight courier, to the following:

If to: Healthcare:	3220 Tillman Drive, Suite 300 Glenview Corporate Center Bensalem, PA 19020 Attn: Mr. Thomas Cook, President

With a copy to:	Gerald J. McConomy, Esquire Knapp McConomy Merlie LLP 1216 Route 113, P.O. Box 487 Chester Springs, PA 19425

If to: Merger Sub	3220 Tillman Drive, Suite 300 Glenview Corporate Center Bensalem, PA 19020 Attn: Mr. Thomas Cook, President

With a copy to:	Gerald J. McConomy, Esquire Knapp McConomy Merlie LLP 1216 Route 113, P.O. Box 487 Chester Springs, PA 19425

If to: Summit:	2310 Washington Street, Suite 100 Newton Falls, MA 02462 Attn: Joseph S. Cuzzupoli, President

With a copy to:	Andrew B. White, Esquire Bingham McCutchen LLP 150 Federal Street Boston, MA 02110

If to Cuzzupoli:	10 Old Colony Road Weston, MA 02493

If to Bullock:	226 Commonwealth Avenue, Unit #1 Boston, MA 02116

If to Freni:	5 Milberry Lane Acton, MA 01720

If to Wellfleet/Chang:	245 First Street, 18th Floor Cambridge, MA 02142

If to Navone:	559 Williams Street Denver, CO 80218

If to Hixon:	165 Butler Drive Ridgeland, MS 39157

If to Pritchard:	559 Williams Street Denver, CO 80218

Any address or number may be changed in accordance with the provisions of this Section 17.2.

17.3. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles, except that the provisions of Sections 2 and 3 relating to the Merger shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

17.4. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, and their respective heirs, executors, successors, and assigns. Healthcare shall not assign its rights or obligations hereunder without the Summit Shareholders’ prior written consent, and no such assignment, notwithstanding the Summit Shareholder’s consent, shall relieve Healthcare from liability for performance of the obligations to be performed pursuant to this Agreement.

17.5. Expenses. Each party to this Agreement shall bear all costs, charges, and expenses incurred by the party in connection with this Agreement and the consummation of the transaction contemplated by this Agreement including, but not limited to, the fees of the respective counsel.

17.6. Entire Agreement. This Agreement and all Exhibits and Schedules hereto constitute the entire agreement between the parties without respect to the subject matter hereof, and their prior negotiations and agreements with respect to such subject matter, whether written or oral, are merged into this Agreement.

17.7. Amendments and Waivers. This Agreement may only be amended by a written instrument duly executed and delivered by all of the parties hereto. No waiver of any provision of this Agreement shall be effective unless in writing duly executed and delivered by the party against whom such waiver is to be enforced.

17.8. Severability. In the case one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein and such provision or part of a provision, shall be reformed so that it would be valid, legal, and enforceable to the maximum extent applicable.

17.9 .Use of Defined Terms. All words used herein in the singular or plural shall be deemed to have been used in the plural or singular where the context or construction so requires. Any defined term shall indicate all or any number of the members of the relevant class.

17.10. Counterparts and Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed an original, and will be effective when all parties hereto have executed the original or a counterpart of this Agreement. Facsimile counterparts, containing a signature of a party hereto, shall also be deemed an original for purposes of this Agreement.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HEALTHCARE SERVICES GROUP, INC.

By:
Thomas Cook, President

HCSG, INC.

By:
Thomas Cook, President

HCSG MERGER, LLC

By:
Thomas Cook, President

SUMMIT SERVICES GROUP, INC.

By:
Joseph S. Cuzzupoli
President

Joseph S. Cuzzupoli

John A. Bullock

Lawrence G. Freni

WELLFLEET CAPITAL PARTNERS, INC.

P.H. Benjamin Chang

NAVONE INVESTMENTS, LLC

S. Keith Pritchard, President

Thomas G. Hixon, S. Keith Pritchard and P.H. Benjamin Chang are executing this Agreement, in consideration of the amounts payable to Navone Investments, LLC and Wellfleet Capital Partners under this Agreement and intending to be legally bound, but are bound only by the provisions of Sections 1, 6, 8, 9, 11, 12, 15, 16 and 17 of this Agreement.

Thomas G. Hixon

S. Keith Pritchard

P.H. Benjamin Chang

EXHIBIT “A-1”

ESCROW AGREEMENT

EXHIBIT “A-2”

WALTHAM LEASE INDEMNIFICATION AGREEMENT

EXHIBIT “B”

ALLOCATION OF MERGER CONSIDERATION

EXHIBIT “D”

FORM OF HCSG MERGER LLC OPERATING AGREEMENT

EXHIBIT “E”

FORM OF SERVICE AGREEMENTS

EXHIBIT “F”

OPINION OF BINGHAM McCUTCHEN LLP

EXHIBIT “G”

GENERAL RELEASES IN FAVOR OF SUMMIT

EXHIBIT “H”

CERTIFICATION BY EACH SUMMIT SHAREHOLDER
PURSUANT TO THE FOREIGN INVESTMENT REAL PROPERTY TAX ACT

EXHIBIT “I-1”

EMPLOYMENT AGREEMENT OF JOSEPH S. CUZZUPOLI

EXHIBIT “I-2”

EMPLOYMENT AGREEMENT OF JOHN A. BULLOCK

EXHIBIT “I-3”

EMPLOYMENT AGREEMENT OF LAWRENCE G. FRENI

SCHEDULE 4.1.1(a)

STATES IN WHICH SUMMIT IS QUALIFIED

SCHEDULE 4.1.1(b)

SUMMIT’S CAPITAL STOCK

SCHEDULE 4.1.1(c)

SUMMIT’S OPTIONS, WARRANTS, RIGHTS,
SHAREHOLDER AGREEMENTS OR OTHER INVESTMENTS

SCHEDULE 4.1.1(d)

DEFAULTS OR VIOLATIONS OF ARTICLES OF ORGANIZATION OR BYLAWS

SCHEDULE 4.3

OFFICERS, DIRECTORS, BANK ACCOUNTS,
SAFE DEPOSIT BOXES, AUTHORIZED PERSONNEL

SCHEDULE 4.5

FINANCIAL STATEMENTS

SCHEDULE 4.7.1

LEASES

SCHEDULE 4.7.4

ASSIGNMENT OR SUBLET OF LEASE INTERESTS

SCHEDULE 4.8

PERSONAL PROPERTY EXCEPTIONS

SCHEDULE 4.9

SERVICE AGREEMENTS

SCHEDULE 4.10

ACCOUNTS RECEIVABLE, SET-OFFS, DEDUCTIONS OR DEFENSES

SCHEDULE 4.11

INSURANCE

SCHEDULE 4.12

UNRECORDED LIABILITIES

SCHEDULE 4.13.1(c)

SUMMIT LOAN OBLIGATION DOCUMENTATION

SCHEDULE 4.13.1(d)

OTHER COMMITMENTS

SCHEDULE 4.13.2

DEFAULTS UNDER SUMMIT AGREEMENTS, LIST OF SUMMIT’S AGREEMENTS
WHICH MAY BE TERMINATED OR NOT RENEWED

SCHEDULE 4.14

COLLECTIVE BARGAINING AGREEMENTS
AND OTHER EMPLOYEE MATTERS

SCHEDULE 4.15

LITIGATION

SCHEDULE 4.16

CONFLICTING INTERESTS

SCHEDULE 4.18

AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS
AFFECTING SUMMIT; GOVERNMENTAL CONSENT

SCHEDULE 4.19.3

TAX LIABILITIES

SCHEDULE 4.19.5

TAX RETURNS OF SUMMIT FOR TAXABLE YEARS
ENDED DECEMBER 27, 2003, DECEMBER 25, 2004, AND DECEMBER 30, 2005

SCHEDULE 4.20

ABSENCE OF CERTAIN ACTIONS

SCHEDULE 4.25

LOANS TO OFFICERS, DIRECTORS AND SHAREHOLDERS

SCHEDULE 5.1

RESTRICTIONS ON TRANSFER

SCHEDULE 9.3.2

SUMMIT BONUS EMPLOYEES

SCHEDULE 11.5.2(a)

ALLOCATION OF INSIDER SHAREHOLDER INDEMNIFICATION LIMITS

SCHEDULE 11.5.2(c)

ALLOCATION OF
HIXON, PRITCHARD AND CHANG INDEMNIFICATION LIMITS